UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2018

Legacy Ventures International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-199040	30-0826318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1776 Yorktown, Ste. 550 Houston, TX, 77056
(Address of Principal Executive Offices)

(713) 660-1100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Directors

Effective February 15, 2018, Benjamin V. Hue, M.D. was appointed director of the Company.

Benjamin V. Hu, MD

Dr. Hu is currently in private practice, with a specialty in General Ophthalmology, which consists of both medical and surgical aspects including use of lasers, in Parma, Ohio: He is also a member of the Board of Directors and an Advisor to Enlighten Technologies Inc. of Laguna Hills California, a company developing a surgical machine with a new patented technology.

Dr. Hu previously was a member of the NRAGT Board of Advisors, a parent advocacy group trying to increase classes, programs and clubs to challenge the gifted, talented kids of North Royalton, Ohio; a Member of the Board of Advisors of QMS Inc., a company manufacturing and marketing scale control systems and technology to business and industry in Cleveland, Ohio; and Co-Director of Ion-X International, LLC in Huron, Ohio, a company manufacturing, marketing and distributing copper/silver ionization systems and technology to business and industry.

Dr. Hu was awarded his Chemical Engineering degree in June, 1979 in conjunction with the MIT School of Chemical Engineering Practice, Cambridge, Massachusetts, with an emphasis on practical problem solving and independent research projects. Dr. Hu was awarded his Doctorate of Medicine in May, 1983 from Case Western Reserve in Cleveland, Ohio, with an emphasis in applied medical research. Dr. Hu did his Post-Doctorate Resident training in ophthalmology at the Kresge Eye Institute, Wayne State University, Detroit, Michigan. He is the co-developer of a PCL implantation technique in the absence of capsular or zonular support. His technical paper won the First Prize in the Kresge Residence Day competition for best research project and presentation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Legacy Ventures International, Inc.

Date: March 12, 2018	By:	/s/ Mark White
Name: Mark White
Title: Chief Executive Officer